                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*
                                (Amendment No. )


                               eFunds Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   28224-R10-1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 January 2, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to
which this Schedule is filed:                                  [ ] Rule 13d-1(b)
                                                               [X] Rule 13d-1(c)
                                                               [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Janice V. Sharry, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5562

                                  SCHEDULE 13G

CUSIP No. - 28224-R10-1                                        Page 2 of 9 Pages

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        ESL Partners, L.P., a Delaware limited partnership
        22-2875193
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [X]
                                                       (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OR ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                            5   SOLE VOTING POWER
           NUMBER OF
             SHARES                 3,228,205
          BENEFICIALLY      ----------------------------------------------------
            OWNED BY        6   SHARED VOTING POWER
              EACH
           REPORTING                0
             PERSON         ----------------------------------------------------
              WITH          7   SOLE DISPOSITIVE POWER

                                    3,228,205
                            ----------------------------------------------------
                            8   SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,051,483
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        11.10%(1)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

(1) Based on 45,500,000 shares of Common Stock issued and outstanding as of October 31, 2000, as disclosed in the Issuer's 10-Q for the period ending September 30, 2000.

CUSIP No. - 28224-R10-1                                        Page 3 of 9 Pages

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        ESL Limited, a Bermuda corporation
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [X]
                                                       (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OR ORGANIZATION

        Bermuda
--------------------------------------------------------------------------------
                            5   SOLE VOTING POWER

           NUMBER OF                751,508
             SHARES         ----------------------------------------------------
          BENEFICIALLY      6   SHARED VOTING POWER
            OWNED BY
              EACH                  0
           REPORTING        ----------------------------------------------------
             PERSON         7   SOLE DISPOSITIVE POWER
              WITH
                                    751,508
                            ----------------------------------------------------
                            8   SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,051,483
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        11.10%(1)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------
(1) Based on 45,500,000 shares of Common Stock issued and outstanding as of October 31, 2000, as disclosed in the Issuer's 10-Q for the period ending September 30, 2000.

CUSIP No. - 28224-R10-1                                        Page 4 of 9 Pages

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        ESL Institutional Partners, L.P., a Delaware limited partnership 06-1456821
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [X]
                                                       (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OR ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                            5   SOLE VOTING POWER
            NUMBER OF
             SHARES                 84,052
          BENEFICIALLY      ----------------------------------------------------
            OWNED BY        6   SHARED VOTING POWER
              EACH
           REPORTING                0
             PERSON         ----------------------------------------------------
              WITH          7   SOLE DISPOSITIVE POWER

                                    84,052
                            ----------------------------------------------------
                            8   SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,051,483
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        11.10%(1)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

(1) Based on 45,500,000 shares of Common Stock issued and outstanding as of October 31, 2000, as disclosed in the Issuer's 10-Q for the period ending September 30, 2000.

CUSIP No. - 28224-R10-1                                        Page 5 of 9 Pages

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        ESL Investors, L.L.C.
        13-4095958

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [X]
                                                       (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OR ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                            5   SOLE VOTING POWER
           NUMBER OF
             SHARES                 978,718
          BENEFICIALLY      ----------------------------------------------------
            OWNED BY        6   SHARED VOTING POWER
              EACH
           REPORTING                0
             PERSON         ----------------------------------------------------
              WITH          7   SOLE DISPOSITIVE POWER

                                    978,718
                            ----------------------------------------------------
                            8   SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,051,483
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        11.10%(1)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

        OO
--------------------------------------------------------------------------------

(1) Based on 45,500,000 shares of Common Stock issued and outstanding as of October 31, 2000, as disclosed in the Issuer's 10-Q for the period ending September 30, 2000.

                                                               Page 6 of 9 Pages

Item 1(a)     Name of Issuer:

              eFunds Corporation

Item 1(b)     Address of Issuer's Principal Executive Offices:

              7272 East Indian School Road, Suite 420
              Scottsdale, Arizona  85251

Item 2(a)     Names of Persons Filing:

              ESL Partners, L.P.
              ESL Limited
              ESL Institutional Partners, L.P.
              ESL Investors, L.L.C.

Item 2(b)     Addresses of Principal Business Offices:

              ESL Partners, L.P., ESL Institutional Partners, L.P., and ESL Investors, L.L.C.:
              One Lafayette Place
              Greenwich, CT 06830

              ESL Limited
              Hemisphere House
              9 Church Street
              Hamilton, Bermuda

Item 2(c)     Citizenship:

              ESL Partners, L.P. -- Delaware
              ESL Limited -- Bermuda
              ESL Institutional Partners, L.P. -- Delaware
              ESL Investors, L.L.C. - Delaware

Item 2(d)     Title of Class of Securities:

              Common Stock, par value $0.01 per share

Item 2(e)     CUSIP Number:

              28224-R10-1

                                                               Page 7 of 9 Pages

Item 3        Status of Persons Filing:


              (a) [ ] Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o);

              (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c);

              (c) [ ] Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c);

              (d) [ ] Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8);

              (e) [ ] An investment adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E);

              (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

              (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

              (h) [ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

              (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

              (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4        Ownership:

              (a) Amount Beneficially Owned: 5,051,483 shares of Common Stock, par value $0.01 per share.

                  This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional") and ESL Investors, L.L.C., a Delaware limited liability company ("Investors"), sometimes referred to collectively as the "ESL Reporting Group." The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner of ESL is ESL Investments, Inc., a Delaware corporation. ESL Investment Management, LLC, a Delaware limited liability company ("ESLIM"), is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company ("RBSIM") is the general partner of Institutional. RBS Partners, L.P. is the manager of Investors. In the aforementioned capacities, ESL, Limited, Institutional and Investors each may be deemed to be the beneficial owner of the shares of eFunds Corporation common stock beneficially owned by the other members of the group.

                  As of January 12, 2001: (i) ESL was the record owner of 3,228,205 shares of common stock of eFunds Corporation; (ii) Limited was the record owner of 751,508 shares of common stock of eFunds Corporation; (iii) Institutional was the record owner of 84,052 shares of common stock of eFunds Corporation; and (iv) Investors was the record owner of 978,718 shares of common stock of eFunds Corporation.

              (b) Percent of Class: 11.10%.

                                                               Page 8 of 9 Pages

              (c) Number of shares as to which each person has:

                  (i)   sole power to vote or to direct the vote:

                             See Item 5 of each cover page.

                  (ii)  shared power to vote or to direct the vote:

                             See Item 6 of each cover page.

                  (iii) sole power to dispose or to direct the disposition of:

                             See Item 7 of each cover page.

                  (iv)  shared power to dispose or to direct the disposition of:
                        0.

                             See Item 8 of each cover page.

Item 5        Ownership of 5% or Less of a Class:

              Not applicable.

Item 6        Ownership of More than 5% on Behalf of Another Person:

              Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:

              Not applicable

Item 8        Identification and Classification of Members of the Group:

              See Item 4(a).

Item 9        Notice of Dissolution of Group:

              Not applicable

Item 10       Certification:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 9 of 9 Pages


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 12, 2001


                              ESL PARTNERS, L.P.

                              By: RBS Partners, L.P., its general partner
                              By: ESL Investments, Inc., its general partner

                                  By:  /s/ EDWARD S. LAMPERT
                                     ---------------------------------------
                                       Edward S. Lampert
                                       Chairman

                              ESL LIMITED

                              By: ESL Investment Management, LLC,
                                  its investment manager

                                  By:  /s/ EDWARD S. LAMPERT
                                     ---------------------------------------
                                       Edward S. Lampert
                                       Managing Member

                              ESL INSTITUTIONAL PARTNERS, L.P.

                              By: RBS Investment Management, LLC,
                                  its general partner

                                  By:  /s/ EDWARD S. LAMPERT
                                     ---------------------------------------
                                       Edward S. Lampert
                                       Managing Member

                              ESL INVESTORS, L.L.C.

                              By: RBS Partners, L.P., its manager
                              By: ESL Investments, Inc., its general partner

                                  By:  /s/ EDWARD S. LAMPERT
                                     ---------------------------------------
                                       Edward S. Lampert
                                       Chairman

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
   1           Joint Filing Agreement, dated as of January 12, 2001, entered into by and among ESL Partners, L.P., ESL Limited, ESL Institutional
               Partners, L.P. and ESL Investors, L.L.C.